CASCADE ANNOUNCES CHANGES TO MANAGEMENT

TUCSON, AZ. September 12, 2005/Marketwire/ -- Cascade Energy, Inc. (OTCBB: CSCE), announces that Mr. Sam Johal has resigned as President and Director of the Company, effective September 6, 2005, to pursue other interests. Cascade is pleased to welcome Mr. William Marshall to the Company as President and member of the Board of Directors.

Mr. Marshall is a financial consultant with over 15 years of venture capital experience in private and public companies. With an extensive history in natural resource markets, Mr. Marshall brings a wealth of experience to Cascade in the form of financings, corporate filings, management, and company structure from his duties with several public companies. Mr. Marshall was responsible for bringing the Alberta properties to Cascade. He has served on five public company boards as a director, with duties ranging from Chairman and President, to Chief Executive Officer and Corporate Secretary.

In related matters to the management changes, Directors William Marshall and Chris Foster have purchased a total of 20 Million Regulation 144 restricted shares, 17 Million and 3 Million respectively, from former Directors Robert Hoegler and Floyd Flaman. Cascade would also like to announce the resignations of Mr. Robert Hoegler and Mr. Jason Bleuler as Directors and Mr. Floyd Flaman as Director, Secretary, Treasurer and CFO. Additionally, the Company has moved its head office from Sacramento, California to Tucson, Arizona.

ABOUT CASCADE ENERGY

Cascade is an explorer for natural gas and oil with a head office in Tucson, Arizona. The primary objective of Cascade is to acquire, discover, upgrade and expand North American onshore oil and gas reserves towards near-term production and cash flow, together with identifying and participating in exploration opportunities. By maintaining a balanced debt and equity mix, Cascade's operating strategy is to become cash flow positive in the short term to allow the Company a re-investment of production dollars to enhance and grow company assets. By searching and identifying exploration and producing properties that fit the company's investment and production criteria, Cascade has formulated a strategy to prioritize assets that provide low risk, short payback period and long life reserves.

Safe harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Cascade Energy Inc. has little or no control.

ON BEHALF OF THE BOARD

Cascade Energy, Inc.

William Marshall - President

Contact: William Marshall

1-888-359-9565

(Visit our website at www.cascadeenergyinc.com)